Exhibit 99.2

MAXIMUM PERFORMANCE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

March 31
2005
(unaudited)

Assets

Current Assets
Cash and cash equivalents	$11,760
Accounts receivable, net	300,604
Inventories	357,662
Advances to suppliers	407,086
Prepaid expenses and other	16,943

Total Current Assets	1,094,055

Net Property and Equipment	798,217

Other Assets	19,712

$1,911,984

See accompanying notes to condensed consolidated financial statements

MAXIMUM PERFORMANCE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

March 31,
2005
(unaudited)

Liabilities and Stockholders’ Equity

Current Liabilities
Current maturities of long-term debt and capital lease obligations	$33,434
Accounts payable	629,079
Accrued expenses	673,129
Customer advances	332,155
Due to stockholders	164,580
Due to affiliate	28,919
Billings in excess of costs and estimated earnings on uncompleted contracts	36,148
Deferred revenue	1,150,579

Total Current Liabilities	3,048,023

Long-Term Debt, less current maturities	14,074

Other Liabilities	9,227

Deferred Revenue	1,625,448

Total Liabilities	4,696,772

Mandatorily Redeemable Preferred Stock	2,306,300

Stockholders’ Deficit
Common stock, $.0001 par value; 12,647,508 shares authorized; none issued and outstanding	—
Accumulated deficit	(5,091,088)

Total Stockholders’ Deficit	(5,091,088)

$1,911,984

See accompanying notes to condensed consolidated financial statements

MAXIMUM PERFORMANCE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Three months ended, March 31	2005	2004

Revenue	$850,312	$300,292

Cost of Sales	477,042	379,599

Gross Profit (Loss)	373,270	(79,307)

Operating Expenses
Product support	80,377	121,598
Research and development	2,839	50,360
Depreciation and amortization	23,287	31,217
Selling expenses	140,705	201,500
General and administrative expenses	353,309	347,634

	600,517	752,309

Operating loss	(227,247)	(831,616)

Other Income (Expense)
Interest expense	(5,328)	(6,101)
Other expense	(5,954)	(3,470)

Total other income (expense)	(11,282)	(9,571)

Net Loss	$(238,529)	$(841,187)

See accompanying notes to condensed consolidated financial statements

MAXIMUM PERFORMANCE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Three months ended March 31	2005	2004

Cash Flow from Operating Activities

Net loss	$(238,529)	$(841,187)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	23,287	31,217
Accrued interest payable on notes payable	1,334	4,909
Changes in assets and liabilities
Accounts receivable	154,901	(391,300)
Inventories	23,536	24,675
Costs and estimates in excess of billings on uncompleted contracts	33,950	79,590
Billings in excess if costs and estimated earnings on uncompleted contracts	36,148	—
Advances to suppliers	(57,214)	—
Prepaid expenses and other current assets	6,465	(32,681)
Accounts payable	(55,989)	(256,897)
Accrued expenses	63,006	131,076
Deferred revenue	(101,104)	494,854
Customer advances	103,413	(185,226)
Other liabilities	(82)	837
Other assets	—	4,919

Net cash used in operating activities	(6,878)	(935,214)

Cash Flows Used In Investing Activities
Purchase of property and equipment	(36,770)	(33,567)

Net cash used in investing activities	(36,770)	(33,567)

Cash Flows Provided by (Used in) Financing Activities
Proceeds of loans from stockholders	165,000	30,500
Payment on loans from stockholders	(109,669)	(41,217)
Proceeds from long-term debt	—	2,126
Payment on long-term debt	(8,153)	(7,706)
Proceeds of loans to affiliate	—	23,521
Payment on loans to affiliate	(29)	(57,859)
Proceeds from issuance of mandatorily redeemable preferred stock	—	1,000,000

Net cash provided by financing activities	47,149	949,365

Net Increase (Decrease) in Cash and Cash Equivalents	3,501	(19,416)

Cash and Cash Equivalents, at beginning of period	8,259	31,114

Cash and Cash Equivalents, at end of period	$11,760	$11,698

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$1,610	$1,210

See accompanying notes to condensed consolidated financial statements

Maximum Performance Group, Inc.
Notes to Financial Statements

Note 1 – Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2005 and 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31 2005. For further information, refer to the Company’s annual December 31, 2004 and 2003 financial statements and footnotes included as exhibit 99.1 in the Form 8-K/A.

Note 2 — Inventories

Inventories consisted of the following:

March 31,
2005
Raw materials	$—

Work in process	—

Finished goods	357,662

$357,662

Note 2 – Related Party Transactions

As of March 31, 2005 the Company owed $164,580 and $28,919 to stockholders and affiliates, respectively. These amounts represent unsecured demand obligations bearing interest at an annual rate of 6%.

Note 3 – Customer Concentration

Two customers accounted for 54% and 11% of Company’s revenue during the three month period ended March 31, 2005. Accounts receivable from these customers at March 31, 2005 totaled approximately $25,000 and $36,000 respectively. One customer accounted for 64% of the Company’s revenue during the three month period ended March 31, 2004. Accounts receivable from this customer at March 31, 2004 totaled approximately $345,000.

Note 4 – Reclassification

Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements. These reclassifications have no effect on previously reported income.

Note 5 – Subsequent Event

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 29, 2005, by and among Electric City Corp., (“Electric City”) MPG Acquisition Corporation, a wholly-owned subsidiary of Electric City (“Merger Subsidiary”), and Maximum Performance Group, Inc. (“MPG”), on May 3, 2005, Electric City acquired MPG pursuant to the merger of MPG with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Maximum Performance Group, Inc.

The merger consideration consisted of approximately $1,644,000 in cash, approximately 2,520,000 shares of Electric City common stock and approximately 2,510,000 additional shares which have been placed in escrow. If MPG’s revenues during the two years following the merger exceed an aggregate of $5,500,000 the escrow shares will be released to the former stockholders of MPG at the rate of 202 shares for every $1,000 of revenue in excess of such amount. The escrow shares are also available to satisfy any indemnification claims which Electric City may have under the Merger Agreement. As a result of the merger, Merger Subsidiary became responsible for the liabilities of MPG. The acquisition will be recorded using the purchase method of accounting.